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                                                                    Exhibit 2.15

                  SENIOR STOCK PURCHASE (CALL) OPTION AGREEMENT

                                 By and Between

                                  NELNET, INC.

                                       and

                  MAINE EDUCATIONAL LOAN MARKETING CORPORATION

                               Dated June 30, 2000

NEITHER THIS SECURITY NOR ANY OF THE SENIOR STOCK TO WHICH IT RELATES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE "BLUE SKY" OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED OR OFFERED FOR SALE, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE "BLUE SKY" OR SECURITIES LAWS OR UNLESS THE TRANSACTION IS EXEMPT FROM SUCH REGISTRATION UNDER APPLICABLE LAW. MOREOVER, NONE OF THE SENIOR STOCK TO WHICH THIS SECURITY RELATES MAY BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED IF THE SALE, PLEDGE OR TRANSFER (INCLUDING SUBDIVISION) WOULD RESULT IN THE LOSS OF ANY APPLICABLE EXEMPTION FROM THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED.


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                  SENIOR STOCK PURCHASE (CALL) OPTION AGREEMENT

         This Senior Stock Purchase (Call) Option Agreement (the "Agreement") is made and entered into as of the 30th day of June, 2000, by and between Maine Educational Loan Marketing Corporation, a Maine non-profit corporation (the "Foundation") and NELnet, Inc., a Nevada corporation ("NELnet").

         WHEREAS, the Foundation is a non-profit corporation and previously was the designated secondary market in the State of Maine engaged in a program of acquiring interests in Student Loans (as defined herein) in accordance with the Higher Education Act (as defined herein), which are financed by Qualified Scholarship Funding Bonds (as described herein);

         WHEREAS, the Foundation has heretofore elected to terminate its prior status as a qualified scholarship funding corporation and has effected a Conversion (as defined herein) of its Student Loan financing business pursuant to Section 150(d)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), by means of a transfer of certain assets and liabilities to its wholly owned subsidiary MELMAC, Inc., a Nevada for-profit corporation ("NEWCO"), and further transfers to MELMAC LLC, a Delaware limited liability company ("LLC") as described more particularly in the Agreement and Plan of Conversion, dated as of June 22, 2000, by and between the Foundation, NEWCO and LLC (the "Conversion Agreement"), in order to further advance the interests of education in the State of Maine;

         WHEREAS, NELnet desires to acquire an option to purchase all of the issued and outstanding Senior Stock of NEWCO and the Foundation is willing to sell such an option to NELnet.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises and agreements contained herein, the parties hereto agree as follows:

                                       I.

                         DEFINITIONS AND USE OF PHRASES

         As used in this Agreement, the following capitalized terms, unless the context used clearly indicates another or different meaning or intent, shall have the following meanings. Certain other capitalized terms, if not defined herein, shall have the meanings given to such terms in the Articles of Incorporation of NEWCO as filed for record as of June 30, 2000, and attached hereto as Exhibit "A."

         "Authorized Signatory" shall mean any duly authorized officer of the party in question, if it is a corporation, or general partner of the party in question, if it is a partnership.

         "Bona Fide Third Party Offer" shall mean an unsolicited offer received prior to the termination of this Agreement to purchase the Senior Stock for cash for a price in excess of the greater of $30 million or the then fair market value of the Senior Stock for purposes of Section 150(d)(3) of the Code from a third party unrelated to the Foundation, which party the


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Foundation determines has the financial resources to purchase the Senior Stock, and which offer the Foundation reasonably determines is a better offer than the terms of this Agreement, giving effect to all terms of this Agreement, including without limitation Section 7.7 hereof and the interest of promoting education in the State of Maine.

         "Business Day" shall mean any day on which banks located in New York, New York, Portland, Maine, or Lincoln, Nebraska are not authorized or required to close.

         "Closing" shall mean the events that are to take place on the Exercise Date, including payment of the Exercise Price and delivery of the Senior Stock and the certificates, opinions and other items specified in this Agreement.

         "Conversion" shall mean the termination by the Foundation of its prior status as a qualified scholarship funding corporation under Section 150(d)(2) of the Code and consummation of the transactions described in Section 150(d)(3) of the Code as further set forth in the Conversion Agreement.

         "Conversion Agreement" shall mean the Agreement and Plan of Conversion dated as of June 22, 2000, by and among the Foundation NEWCO and LLC.

         "Conversion Date" shall mean the date on which the Conversion took place.

         "Deposit" shall mean the deposit in the amount of $1 million paid by NELnet to the Foundation as of the date of this Agreement pursuant to the terms of the Senior Stock Sale (Put) Option Agreement.

         "Election" shall mean the Foundation's duly authorized election under
Section 150(d)(3) of the Code to effect the Conversion.

         "Exercise Date" shall mean the date identified in the Exercise Notice as the date on which NELnet is to purchase from the Foundation the Senior Stock that is authorized hereunder to be the Exercise Date.

         "Exercise Notice" shall mean written notice from NELnet to the Foundation signed by any Authorized Signatory stating that NELnet elects to exercise the Option and therefore to require that the Foundation sell to NELnet all of the Senior Stock, subject to and upon the terms and conditions of the Option, on a permitted Exercise Date specified in the notice.

         "Exercise Price" shall mean, for all of the Senior Stock, $30 million, or such greater amount as shall be agreed to by MELMAC and NELnet as set forth in Section 6.1(i) hereof, plus all undistributed earnings, if any, which constitute Legally Available Funds.

         "FFELP Loans" shall mean loans guaranteed and or subsidized under and pursuant to the Federal Family Education Loan Program authorized by the Higher Education Act.



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         "Financial Statements" shall mean the audited financial statements of the Foundation for the year ended December 31, 1999, the most recent unaudited financial statements of the Foundation available prior to the Conversion Date, and an accurate and complete pro forma unaudited balance sheet of NEWCO as of the Conversion Date, all prepared in accordance with generally accepted accounting principles.

         "Higher Education Act" shall mean the Higher Education Act of 1965, as amended or supplemented from time to time, or any successor federal act and all regulations, public directives, public bulletins and public guidelines promulgated from time to time thereunder.

         "Limited Recourse Promissory Note" shall mean the Limited Recourse Promissory Note dated June 30, 2000, in the principal amount of $3,318,914.39 from the Foundation to MES-Maine Education Services.

         "Option" shall mean the right which NELnet acquires under this Agreement to require that the Foundation sell to NELnet all of the Senior Stock, subject to and in accordance with the terms and conditions of this Agreement.

         "Option Price" shall mean, collectively, the following consideration:
(a) a cash payment in the amount of $10,000, and (b) NELnet entering into the Senior Stock Sale (Put) Option Agreement.

         "Person" shall mean any corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

         "Senior Stock" shall mean all of the issued and outstanding Senior Stock of NEWCO as described in the Articles of Incorporation of NEWCO and which satisfies the criteria for such stock as set forth in Section 150(d)(3)(D) of the Code.

         "Senior Stock Sale (Put) Option Agreement" shall mean the agreement of that name in the form attached hereto as Exhibit B.

                                       II.

                               GRANT OF THE OPTION

         2.1 Grant. In return for payment of the Option Price, the Foundation hereby conveys and grants the Option to NELnet.

         2.2 Option Price. NELnet hereby remits to the Foundation, and the Foundation hereby acknowledges receipt of, the Option Price.


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                                      III.

                                   THE OPTION

         3.1 Rights and Privileges. NELnet, as holder of the Option, is hereby granted the right and privilege, subject to and in accordance with the terms and conditions of this Agreement, to require that the Foundation sell all of the Senior Stock that is owned by the Foundation to NELnet on the Exercise Date at a purchase price equal to the Exercise Price.

         3.2 Exercise Date. The Exercise Date may be any Business Day from and including the 271st day (or the next Business Day if not a Business Day) to and including the 330th day (or the next Business Day if not a Business Day) following the Conversion Date that is identified in an Exercise Notice properly completed and delivered to the Foundation in accordance with this Agreement.

         3.3 Exercise of the Option. In order to exercise the Option, NELnet must deliver to the Foundation not less than two (2) Business Days and not more than thirty (30) days before the designated Exercise Date (but in no event earlier than the 241st day following the Conversion Date) an Exercise Notice fully completed and executed by NELnet.

         3.4 Payment of Exercise Price. On the Exercise Date NELnet shall pay to the Foundation the Exercise Price, less the amount of the Deposit, in immediately available funds by wire transfer to the account and bank of which the Foundation shall give NELnet at least one (1) day's prior written notice.

         The Foundation shall cause the Senior Stock Redemption Price to be determined in a manner that is substantially in accordance with the Articles of Incorporation of NEWCO. The expenses arising from such determination shall be paid by the Foundation. For this purpose the Foundation and NEWCO shall be the parties charged with the duty to attempt to reach agreement if the evaluations of Senior Stock Fair Market Value differ and to make other determinations with respect to NEWCO. During the time that the parties are attempting to determine the Senior Stock Redemption Price, the Exercise Date shall be delayed and, if it is delayed beyond the latest date specified in Section 3.2 hereof, it shall nevertheless be an authorized Exercise Date hereunder. If so delayed, the Exercise Date shall be the third Business Day following the day of which the Senior Stock Redemption Price is determined aforesaid.

         3.5 Delivery of Senior Stock. On the Exercise Date, and upon receipt of the Exercise Price as aforesaid, or evidence satisfactory to the Foundation that the Exercise Price has been paid as required hereunder, the Foundation shall deliver to or upon the order of NELnet one or more stock certificates representing all of the issued and outstanding Senior Stock of NEWCO together with one stock power for each such stock certificate, in each case signed by an Authorized Signatory of the Foundation and listing NELnet as the transferee. Said delivery shall take place on the Exercise Date as part of the Closing at the offices of Kutak Rock LLP in Denver, Colorado, or such other place as the parties shall mutually agree.



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                                       IV.

                         REPRESENTATIONS AND WARRANTIES

         4.1 The Foundation's Representations and Warranties. The Foundation hereby represents and warrants, on and as of the date hereof and on and as of the Exercise Date, as follows:

                  (a) Ownership of Senior Stock. The Foundation is the lawful record and beneficial owner of all issued and outstanding Senior Stock, free and clear of all liens, claims, security interests, pledges, encumbrances and restrictions of every kind or nature whatsoever. NEWCO has no outstanding equity securities of any class or series other than the Senior Stock, and NEWCO will issue no additional capital stock or equity interest. Other than this Agreement and the Senior Stock Sale
         (Put) Option Agreement, there are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever, under which NEWCO or the Foundation are or may become obligated to issue, assign or transfer any shares of the capital stock of NEWCO. Upon the delivery to NELnet at the Closing of the certificates representing the Senior Stock, NELnet will be the lawful owner of 100% of the Senior Stock of NEWCO, free and clear of all liens, claims, security interests, pledges, encumbrances or restrictions of any kind or nature whatsoever (other than liens, claims, security interests, pledges, encumbrances or restrictions of any kind or nature whatsoever created by NELnet). NEWCO is the owner of 100% of the stock and equity interest in MELMAC Enterprises, Inc. ("Enterprises"), and NEWCO and Enterprises are the sole members of LLC, with NEWCO holding a 99% interest and Enterprises a 1% interest in the LLC.

                  (b) Power and Authority; No Conflict or Consent. The Foundation has the necessary power and authority to enter into this Agreement and to perform the obligations to be performed by the Foundation hereunder, and this Agreement is valid and binding upon the Foundation and enforceable in accordance with its terms, subject to all applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a proceeding in equity or in law. The execution and delivery of this Agreement by the Foundation do not, and the consummation of the transactions contemplated hereby and the performance by the Foundation of the terms of this Agreement will not, (i) violate provisions of the Foundation's Articles of Incorporation or Bylaws, any material indenture, loan agreement, contract or other instrument to which the Foundation is a party or by which it is bound or any order, writ, injunction, any agreement, instrument, order, judgment or decree to which the Foundation is bound or (ii) require the consent of any lender or other third party not obtained.

                  (c) Good Standing of NEWCO, Enterprises and LLC. (i) NEWCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all material licenses and qualifications necessary for it to conduct its


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         business as it is now being conducted; (ii) Enterprises is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all material licenses and qualifications necessary for it to conduct its business as it is now being conducted; and (iii) LLC is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all material licenses and qualifications necessary for it to conduct its business as it is now being conducted.

                  (d) Organizational Documents of NEWCO, Enterprises and LLC. True and complete copies of NEWCO's and Enterprises' Articles of Incorporation and Bylaws, and any amendments thereto, and true and complete copies of LLC's Limited Liability Company Agreement, and any amendments thereto, presently in effect, have been delivered to NELnet.

                  (e) Capitalization of NEWCO. NEWCO's authorized capital stock consists of one hundred (100) shares of Common Stock, $0.01 par value per share, of which zero (0) shares are issued and outstanding, and one hundred (100) shares of Senior Stock, $0.01 par value per share, of which one (1) share is issued and outstanding and owned by the Foundation. Such sole share of Senior Stock is duly authorized, validly issued, fully paid and nonassessable.

                  (f) No Liens. Except for liens or other encumbrances arising from the Indentures (as defined in the Conversion Agreement) governing the indebtedness assumed by LLC thereunder and subject to the fact that the Limited Recourse Promissory Note (assumed by NEWCO) is payable from Legally Available Funds derived from the Indentures as provided in the Limited Recourse Promissory Note, and subject to legal title to any FFELP Loans being held by eligible lender trustees, to the best of the Foundation's knowledge, each of NEWCO, Enterprises and LLC is the sole and unconditional owner of its assets and properties, free and clear of any mortgages, liens, pledges, privileges, security interests, charges or encumbrances of any kind or nature whatsoever.

                  (g) Leases. None of NEWCO, Enterprises or LLC is a party to any leases of real property or personal property.

                  (h) Material Contracts. True and correct copies of all contracts, agreements and commitments (other than leases) which are binding upon NEWCO, Enterprises and LLC and under which the liability of any such company is, or could be, in excess of $50,000 in the aggregate have been delivered or made available to NELnet. To the Foundation's knowledge, no person or entity has claimed that any of the documents referred to in this clause (h) are invalid or unenforceable, nor is there any existing default thereunder by any party thereto. Each of NEWCO, Enterprises and LLC, as applicable, shall continue to be entitled to the benefits as a party to all of the agreements referred to in this clause (h). The execution and performance of this Agreement and the consummation of the transactions contemplated hereby and related thereto will not result in a breach of, nor constitute a default under any of, or require consent of any person pursuant to, any of the agreements as set forth in this clause (h).



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                  (i) Brokers and Finders. Neither the Foundation nor any of its
         respective officers, directors or employees, subsidiaries or affiliates has employed any broker or finder or incurred any material liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement that has not been or cannot be satisfied by the Foundation.

                  (j) No Subsidiaries. NEWCO has no subsidiaries except MELMAC Enterprises, Inc., a Nevada corporation ("Enterprise") and LLC.

                  (k) No Litigation. To the Foundation's knowledge, there are no actions, claims, proceedings, litigation or investigations pending or threatened against NEWCO, Enterprises and LLC with respect to its business, in law or equity, before any federal, state, municipal or other governmental court, tribunal, arbitration panel, department, commission, board, bureau, agency or instrumentality, domestic or foreign. To the Foundation's knowledge, none of NEWCO, Enterprises or LLC is (a) subject to any outstanding order of any foreign, federal, state or local agency of which NEWCO, Enterprises or LLC as applicable, has actual knowledge or (b) a party to any action, suit or proceeding in which any claim or demand is asserted with respect to its business or properties. To the Foundation's knowledge, none of NEWCO, Enterprises or LLC is in default with respect to any order, writ, injunction or decree of any court or federal, state or municipal or other governmental court, tribunal, arbitration panel, department, commission, board, bureau, agency or instrumentality, domestic or foreign.

                  (l) Compensation of Employees. NEWCO, Enterprises and LLC have no employees.

                  (m) Tax Returns. All material federal, state and local tax returns and tax reports required to be filed by NEWCO, Enterprises and LLC on or before the Closing Date have been or will be timely filed with the appropriate governmental agencies and taxing authorities in all jurisdictions in which such returns and reports are required to be filed, and all tax liabilities (including interest and penalties thereon) due from NEWCO, Enterprises or LLC have been fully paid by NEWCO, Enterprises or LLC, as applicable, or adequate provisions therefor shall have been made on the Financial Statements in accordance with GAAP for the payment of all taxes due and payable with respect to such tax returns.

                  (n) No Employee Benefit Plans. None of NEWCO, Enterprises or LLC has "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that currently are maintained by, sponsored in whole or in part by, or contributed to by, or on behalf of, NEWCO, Enterprises or LLC, as applicable, for the benefit of its employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries.

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                  (o) Insurance. A true and complete list of all insurance
         policy types presently in effect which insure the assets and the other properties or risks of NEWCO, Enterprises or LLC has been delivered to NELnet.

                  (p) Financial Statements. True and correct copies of the Financial Statements are attached hereto as Exhibit B, and the Financial Statements (i) present fairly, accurately and completely the financial position of the Foundation or NEWCO, Enterprises or LLC, as the case may be, as of the date indicated and the results of the operations of the Foundation or NEWCO, Enterprises or LLC, as the case may be, for the periods specified, and (ii) the Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied in all material respects for the periods involved, except as otherwise stated in the notes thereto; and prior to the Closing the Foundation shall deliver or cause to be delivered to NELnet an accurate and complete unaudited balance sheet of NEWCO, Enterprises and LLC, prepared in accordance with generally accepted accounting principles consistently applied in all material respects as of the end of the month immediately prior to the Exercise Date.

                  (q) Conversion Agreement. The Foundation has delivered to NELnet a true and correct copy of a fully executed Conversion Agreement.

                  (r) Management and Servicing Agreement. The Foundation has delivered to NELnet a true and correct copy of each initial Approved Servicing Contract and Approved Management Contract.

                  (s) Debt Securities and Trust Estates. The Conversion Agreement sets forth the indebtedness assumed by NEWCO and LLC on June 30, 2000, which (except for amounts required to be reconciled pursuant to Section 5.01 of the Conversion Agreement) includes with respect to LLC, only the indebtedness outstanding under the Indentures as set forth in Exhibit B to the Conversion Agreement and with respect to NEWCO, the Limited Recourse Promissory Note.

                  (t) Higher Education Act. LLC has entered into trust arrangements with eligible lenders in accordance with the Higher Education Act under which title to all FFELP Loans pledged to secure the Qualified Scholarship Funding Bonds (as defined in the Conversion Agreement) or assumed by LLC is or will be held by such eligible lenders.

                  (u) Compliance With Laws. To the best of the Foundation's knowledge, each of NEWCO, Enterprises and LLC has complied in all material respects and is complying in all material respects with all federal, state, county and local laws, orders, ordinances, rules and regulations relating to its properties, business and operation and conduct thereof. To the best of the Foundation's knowledge, none of NEWCO, Enterprises or LLC has received notice of violation of any applicable regulation or order or other law, ordinance, regulation or requirement relating to the operation of its business or properties. The transactions contemplated by this Agreement will not result in breach of or constitute a default under any statute, law, ordinance, decree, order, rule or regulation or of any decree, order, rule of any

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         court, governmental authority or arbitrator which is binding on NEWCO, the Foundation, Enterprises or LLC or relating to the business or assets of NEWCO, Enterprises or LLC, except for such defaults that do not and are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operation of NEWCO, Enterprises and LLC.

                  (v) Absence of Certain Events. Since the Conversion Date there has not been (unless approved in writing by NELnet):

                           (i) any sale of assets or properties of NEWCO,
                  Enterprises or LLC other than in the ordinary course of business;

                           (ii) any damage or destruction affecting the assets
                  or properties of NEWCO, Enterprises or LLC in excess of $50,000.00 in the aggregate;

                           (iii) any capital expenditure or commitments or
                  addition to equity of NEWCO, Enterprises and LLC in excess of $50,000.00 in the aggregate.

                           (iv) any declaration, setting aside or payment of any
                  dividend or any distribution in respect of the capital stock of NEWCO, Enterprises or LLC or any redemption, purchase or other acquisition by the Foundation of such capital stock, or any payments to shareholders as such; or

                           (v) any material adverse change in the business of
                  NEWCO, Enterprises or LLC.

                  (w) Compliance with Laws. The Foundation has complied in all material respects and is complying in all material respects with all federal, state, county and local laws, orders, ordinances, rules and regulations relating to its properties, business and operation and conduct thereof.

                  (x) Compliance with Section 150(d). The Foundation, in accomplishing the Conversion, shall have complied with all the requirements of Section 150(d) of the Code and any other applicable provisions of law or regulation in all respects and shall not have adversely affected the exemption of interest on its tax-exempt obligations from gross income for federal income tax purposes.

         4.2 NELnet's Representations and Warranties to the Foundation. NELnet hereby represents and warrants to the Foundation, on and as of the date hereof as of the Exercise Date, as follows:

                  (a) Organization and Standing of NELnet. NELnet is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, its state of incorporation.


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                  (b) Power and Authority; No Conflict or Consent. NELnet has
         the necessary corporate power and authority to enter into this Agreement and perform the obligations to be performed hereunder. This Agreement is valid and legally binding upon NELnet, enforceable in accordance with its terms, subject to all applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a proceeding in equity or in law. The execution and delivery of this Agreement and the performance by NELnet of the various terms and provisions hereof will not (1) violate the Articles of Incorporation or Bylaws of NELnet, any material indenture, loan agreement, contract or other instrument to which NELnet is a party or by which it is bound or any order, writ, injunction, judgment or decree to which NELnet is subject or by which NELnet is bound or (2) require the consent of any lender or other third party not obtained.

                  (c) Brokers and Finders. Neither NELnet nor any of its respective officers, directors or employees, subsidiaries or affiliates has employed any broker or finder or incurred any material liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement that has not been or will not be satisfied by NELnet.

                  (d) Investor Status.

                           (i) NELnet is not acquiring the Option, and will not
                  exercise the Option, with a view to making a distribution of the Senior Stock, but is acquiring the Option, and if it elects to exercise the Option will acquire the Senior Stock, for purposes of investment.

                           (ii) NELnet understands that the Option and the
                  Senior Stock have not been registered under the Securities Act, or the securities laws of any state; and that absent registration or exemption the Option and the Senior Stock may be transferred only in a transaction which does not require registration or qualification of the Option or the Senior Stock under, the which otherwise complies with, the Securities Act and all applicable state securities laws.

                           (iii) NELnet has such knowledge and experience in
                  financial or business matters that it is capable of evaluating the merits of risk of an investment such as the Option and the Senior Stock. NELnet was not formed solely to acquire the Option or the Senior Stock and is not an investment company (or other entity) relying on Section 3(c)(1) of the Investment Company Act for an exemption from registration thereunder.

                           (iv) Neither NELnet nor anyone acting on its behalf
                  has offered or sold or will offer or sell any of the Option or the Senior Stock by means of any form of general solicitation or general advertising or have taken or will take any action that would constitute a distribution of the Option or any Senior Stock under the Securities Act, would render the disposition of the Option or any Senior Stock a violation of Section 5 of the Securities Act or any state or other securities law or would require registration or qualification pursuant thereto.

                           (v) NELnet understands and agrees that no transfer of
                  any Senior Stock may be made to any transferee that does not qualify as a holder of any Senior Stock under and in conformity with Rule 3a-7.

                           (vi) NELnet has received and reviewed the Conversion
                  Agreement, the documents and agreements identified in the Conversion Agreement and the Articles of Incorporation of NEWCO and Enterprises and the Limited Liability Company Agreement of LLC, and has received and reviewed all further information, if any, regarding the Option, the Senior Stock and the operations of NEWCO, Enterprises and LLC necessary to make an informed decision to invest in the Option and the Senior Stock, including information requested to verify other information received, and has received all the information that it has requested from the Foundation, NEWCO, Enterprises and LLC, and has been afforded a reasonable time to ask questions about the Option, the Senior Stock and the operations of NEWCO, Enterprises and LLC and the terms and conditions of the offering of the Option and the Senior Stock and has received complete and satisfactory answers to all such questions.

                           (vii) NELnet recognizes that upon original issuance
                  thereof, and until such time as the same and the limitations therein described are no longer required under the applicable requirements of the Securities Act, and Investment Company Act and applicable state securities laws, the Option and the Senior Stock (and all securities issued in exchange therefor or substitution thereof) shall bear a legend substantially to the following effect:

                           "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE
                  SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE "BLUE SKY" OR SECURITIES LAW OF ANY STATE AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED OR OFFERED FOR SALE, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE "BLUE SKY" OR SECURITIES LAWS OR UNLESS THE TRANSACTION IS EXEMPT FROM SUCH REGISTRATION UNDER APPLICABLE LAW."

                           In addition, for such period of time the Senior Stock
                  will also bear the following additional legend:

                           MOREOVER, THIS SECURITY MAY NOT BE SOLD, PLEDGED OR
                  OTHERWISE TRANSFERRED IF THE SALE, PLEDGE OR TRANSFER (INCLUDING SUBDIVISION) WOULD RESULT IN THE LOSS TO THE ISSUER OF ANY APPLICABLE EXEMPTION FROM THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED."

                                       V.

                         OTHER COVENANTS AND AGREEMENTS

         5.1 Covenants by the Foundation. From and after the execution and delivery of this Agreement to and including the earlier of the Closing or the last day that could be the Exercise Date, but subject to the actions permitted by Section 5.4 hereof, and subject to the terms of the Senior Stock Sale (Put) Option Agreement the Foundation agrees and covenants that as Senior Stockholder it will not approve, and if called upon it will vote against, any of the following:

                  (a) Modification of the Articles of Incorporation of NEWCO or Enterprises or of the Limited Liability Company Agreement of LLC as in effect on the date of the execution and delivery of this Agreement without the prior consent of NELnet;

                  (b) Change in the capital structure of NEWCO, Enterprises or LLC from that which is in place on the date of the execution and delivery of this Agreement, except insofar as any change therein may result from normal operations under any of the Indentures governing the Debt Securities assumed by NEWCO as part of the Conversion pursuant to the Conversion Agreement without the prior consent of NELnet;

                  (c) Any action by NEWCO, Enterprises or LLC, as the case may be, by which such entity will not meet its duties and obligations under and pursuant to its Articles of Incorporation or the Operating Agreement of LLC, the Limited Liability Company Agreement, any material license under which such entity operates all or a portion of its business and each material agreement to which it is a party, if not meeting such duties and obligations could be materially adverse to NEWCO, Enterprises or LLC, as the case may be;

                  (d) Any action by NEWCO, Enterprises or LLC, as the case may be, that will cause any such entity to issue any additional equity securities and NEWCO will not issue, transfer or encumber any of the Senior Stock to any person other than NELnet or grant any options in respect of the Senior Stock to any person other than NELnet;

                  (e) Any action by NEWCO, Enterprises or LLC, as the case may be, that will cause NEWCO to, without the prior written consent of NELnet, issue or assume any indebtedness or Debt Securities (other than the Transferred Securities assumed by LLC) or enter commitments to issue any indebtedness or other Debt Securities, pledge or encumber any assets of NEWCO, Enterprises or LLC (except as collateral for the Transferred Securities and except to the extent the Limited Recourse Promissory Note is payable from Legally Available Funds derived from the Indenture) or amend the trust indentures under which any outstanding Debt Securities of LLC were issued and are governed;

                  (f) Any action by NEWCO, Enterprises or LLC, as the case may be, that will cause any such entity to conduct its business other than in the ordinary course;

                  (g) Any action by NEWCO, Enterprises or LLC, as the case may be, that will cause any such entity to grant any general increase in the compensation of its employees (including, without limitation, any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any employee;

                  (h) Any action by NEWCO, Enterprises or LLC, as the case may be, that will cause any such entity to enter into any material or unusual contracts without the prior written consent of NELnet;

                  (i) Any action by NEWCO, Enterprises or LLC, as the case may be, that will cause any such entity to enter into any contract, agreement or arrangement with any company or person, or amend any existing contract or agreement, other than contracts and agreements entered into (a) in the ordinary course of business for the normal sale of services or (b) for the normal purchase of goods, merchandise, materials, services and supplies not exceeding the aggregate of $10,000 and not extending for more than three (3) months;

                  (j) Any action by NEWCO, Enterprises or LLC, as the case may be, that will cause any such entity to fail to use its best efforts to preserve its business organization intact, to retain the services of its employees, and to conduct business with suppliers, customers and other having business relationships with any such entity;

                  (k) Any action by NEWCO, Enterprises or LLC, as the case may be, that will cause any such entity to do any act or omit to do any act, or permit any act or omission to act which will cause a breach of any of the agreements or contracts to which any such entity is a party;

                  (l) Any action by NEWCO, Enterprises or LLC, as the case may be, that will cause any such entity to sell, lease or otherwise dispose of any of its material properties or assets, or mortgage or otherwise encumber or subject to any lien any of its material properties or assets, other than in the ordinary course of business; and

                  (m) Any action by NEWCO that will cause NEWCO to take any action pursuant to Article V, Section 5.04 of the Articles of Incorporation of NEWCO.

         5.2 No Solicitation of Other Proposals for Sale of Senior Stock. During the term of this Agreement and without the written consent of NELnet, the Foundation shall not, and shall not authorize or permit any officer, director, employee, agent, partner, representative or advisor of the Foundation or NEWCO to, directly or indirectly, solicit, initiate or encourage any proposals for the purchase of the Senior Stock; provided, however, that this Section 5.2 shall not affect the Foundation's right to respond to a Bona Fide Third Party Offer in accordance with Section 5.4 hereof.

         5.3 Deposit. If NELnet exercises the Option, the entire amount of the Deposit shall be credited against the Exercise Price. If NELnet does not exercise the Option, the amount of the Deposit shall be returned to NELnet immediately after the last date which could be an Exercise Date. If NELnet exercises the Option but defaults on payment of the Exercise Price, then the Senior Stock shall not be transferred to NELnet and all of the remaining amount of the Deposit shall be retained by the Foundation as liquidated damages, and this Agreement shall terminate without further liability upon either party. If NELnet exercises the Option but the conditions precedent to NELnet's purchase of the Senior Stock contained in Section 6.1 hereof are not satisfied, the Deposit shall be immediately returned to NELnet.

         5.4 Right of First Refusal. If between the date of this Agreement and the exercise by NELnet of its Option hereunder, the Foundation shall have received a Bona Fide Third Party Offer to purchase the Senior Stock, then NELnet shall have a right of first refusal to purchase the Senior Stock on or before the proposed purchase date at the price contained in the Bona Fide Third Party Offer and on the same terms and conditions, subject to the following:

                  (a) the Foundation shall give NELnet written notice of the terms of such Bona Fide Third Party Offer within 5 business days of receiving the same;

                  (b) if NELnet intends to match such offer, NELnet shall give the Foundation written notice thereof within ten business days of the date of such notice from the Foundation; and

                  (c) NELnet and the Foundation shall enter into an amendment of this Agreement to reflect such revised Exercise Price within ten business days of the date of such notice from the Foundation (and the Deposit shall continue to constitute a credit against the Exercise Price as provided in Section 5.3 hereof) and NELnet shall receive an additional one million dollar ($1,000,000.00) credit against the Exercise Price.

         If NELnet fails to exercise said right of first refusal in accordance with this Section, then the Foundation may sell the Senior Stock to such party making a Bona Fide Third Party Offer, in which case upon such sale (i) the Foundation shall return the original amount of the Deposit to NELnet, and (ii) the Foundation shall pay to NELnet an amount equal to one million dollars ($1,000,000.00) as liquidated damages. After receipt of a Bona Fide Third Party Offer and upon satisfaction of (i) and (ii) above, this Agreement shall terminate without further liability upon either party. During the term of this Agreement, the Foundation shall not consider any offer for the Senior Stock or any merger or other consolidation with respect to NEWCO unless such offer is a Bona Fide Third Party Offer.

         5.5 Noncompete Covenant. Neither the Foundation nor any entity or corporation affiliated therewith or controlled or managed thereby, shall engage, directly or indirectly, in any of the following activities for a period of nine years following the date of this Agreement: (i) acquisition, solicitation or origination of title or beneficial ownership interest in Student Loans; (ii) consulting, advising or assisting other persons or entities in activities described in clause (i) above; and/or (iii) financing or funding for its own Student Loan program or operations or providing financing or funding for Student Loans for other persons or entities.

                                       VI.

                              CONDITIONS PRECEDENT

         6.1 Conditions to the Obligation of NELnet. If NELnet exercises the Option in accordance with this Agreement, the obligation of NELnet to purchase the Senior Stock and pay the Exercise Price shall be subject to the satisfaction or waiver or the following conditions:

                  (a) Representations of Warranties. The representations and warranties of the Foundation set forth in Article IV hereof shall be true and correct in all material respects on the date of Closing as if made on and as of such date, and NELnet shall have received a certificate to such effect, executed by the Foundation and dated as of the date of Closing; provided, however, that if NELnet shall have actual knowledge that any of the Foundation's representations which are conditioned as to the "knowledge" or as to the "best knowledge" of the Foundation are not true or correct ("NELnet Actual Knowledge of Inaccuracy"), then this condition precedent shall not be deemed to have been satisfied if NELnet shall have notified the Foundation thereof at least five Business Days before the Exercise Date and the Foundation shall not have satisfied NELnet of the actual truth or accuracy thereof (provided, however, that NELnet reserves the right to inform the Foundation of any NELnet Actual Knowledge of Inaccuracy of which NELnet becomes aware between the fifth Business Day before the Exercise Date and the Exercise Date (and shall do so as soon as possible), in which case this condition precedent shall not be deemed to have been satisfied unless the Foundation shall have satisfied NELnet of the actual truth or accuracy thereof).

                  (b) Performance of Covenants. The Foundation shall have performed all of its obligations contained in this Agreement to be performed on or prior to the Closing and NELnet shall have received a certificate to such effect, executed by the Foundation and dated as of the Closing Date.

                  (c) Conversion. The Conversion shall have taken place substantially in accordance with the Conversion Agreement.

                  (d) Legal Opinions. NELnet shall have received letters from legal counsel rendering tax, bankruptcy and contract enforceability opinions (or shall be an addressee thereof) on the Conversion Date to the effect that NELnet may rely upon such opinions as if they had been addressed to NELnet on the Conversion Date, without, however, any need or obligation to update or bring current any such opinion from its date of issuance to the Closing (and such letters may state that no such update has been done).

                  (e) Directors' Resignation. The Foundation shall deliver to NELnet at Closing the resignation of each director of NEWCO and Enterprises and the Manager of each member of the Management Committee of LLC, provided that at least two Special Directors shall remain on the Management Committee Board of Directors of LLC at all times, and shall take, or cause to be taken, such action as NELnet may request with respect to changes in directors and officers other than the Special Directors on the date of Closing.

                  (f) Absence of Events. None of the events set forth in Section 5.1(a) through (m) inclusive hereof shall have occurred.

                  (g) No Material Adverse Change. On the date of Closing, there shall have been no material adverse change in the business of NEWCO, Enterprises or LLC since the Conversion Date or in the business of NEWCO, Enterprises and LLC as compared to the business of Maine Educational Loan Marketing Corporation as such business existed immediately prior to the Conversion (other than the ability to use tax-exempt basis in the future and receive related benefits).

                  (h) Hart-Scott-Rodino. Any required filing under the Hart-Scott-Rodino Antitrust Improvements Act shall have been made, and the waiting period with respect thereto shall have expired without objection by the United States.

                  (i) Exercise Price. The Exercise Price shall not be less than the Senior Stock Redemption Price (and this provision shall not be waived by either party hereto). If the Senior Stock Redemption Price, determined as provided in the Articles of Incorporation of NEWCO, shall be greater than $30 million, then NELnet shall not be obligated to purchase the Senior Stock unless NELnet shall agree, by the Exercise Date, to pay such amount.

                  (j) Purchase of Services Contract. The Purchase of Services Contract entered into as of December 9, 1992, and effective as of January 1, 1993, as supplemented and amended, including the Amendment to Purchase of Services Contract dated as of June 30, 2000, all between the Foundation and MES-Maine Education Services ("MES"), shall have been terminated or may be terminated within five days from the Closing without further approval of MES.

         6.2 Conditions to the Obligations of the Foundation. The obligation of the Foundation to sell the Senior Stock shall be subject to the satisfaction or waiver or the following conditions:

                  (a) Representations and Warranties. The representations and warranties of NELnet set forth in Article IV hereof shall be true and correct in all material respects on the date of Closing as if made on and as of such date, and the Foundation shall have received a certificate to such effect, executed by NELnet and dated as of the date of Closing.

                  (b) Performance of Covenants. NELnet shall have performed all of its obligations contained in this Agreement to be performed on or prior to the date of Closing, including payment of the Exercise Price due at the Closing.

                  (c) Exercise Price. The Exercise Price shall not be less than the Senior Stock Redemption Price (and this provision shall not be waived by either party hereto). If the Senior Stock Redemption Price, determined as provided in the Articles of Incorporation of

         NEWCO, shall be greater than $30 million, then NELnet shall not be entitled to purchase the Senor Stock unless NELnet shall agree, by the Exercise Date, to pay such amount.

                                      VII.

                                  MISCELLANEOUS

         7.1 Law Governing. This Agreement shall be construed and interpreted according to applicable federal laws and the laws of the State of Maine applicable to contracts made and to be performed wholly within such state.

         7.2 Binding Effect, Persons Benefitting, No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. Nothing in this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties hereto any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by either of the parties hereto. This Agreement shall inure to the benefit of and be binding upon the successor to a party hereto only if the other party has given its consent thereto.

         7.3 Amendments. This Agreement may not be amended, altered or modified except by a written instrument executed by the parties hereto.

         7.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same instrument.

         7.5 Entire Agreement; Attachments. This Agreement, including the attachments, certificates and lists referred to herein or attached hereto, and any documents executed by the parties pursuant thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

         7.6 Confidentiality. Except with the consent of the other party, which shall not be unreasonably withheld, each of the Foundation and NELnet hereby agrees that it will not disclose the existence or terms of the transactions contemplated by this Agreement or any information provided to it by the other party which is clearly marked as being confidential to any other Person except
(i) to its affiliates, provided that any such recipient is made aware of the highly confidential nature of such information, (ii) its auditors and attorneys, employees or financial advisors and any nationally recognized rating agency rating its debt, provided such auditors, attorneys, employees or financial advisors or rating agencies are informed of the highly confidential nature of such information, (iii) any regulatory agency, body or other official body regulating or having jurisdiction over any such Person, provided, such agency, body or other official body is informed of the highly confidential nature of such information, (iv) as otherwise required by applicable law or order of a court of competent jurisdiction, (v) in connection with any legal proceeding or threatened legal proceeding to which such Person is a party, or (vi) which is already in the public domain or so disclosed other than as a result of the breach by the Foundation, NELnet or any such Person bound by the terms and provisions of this Section 7.6.

         7.7 No Recourse Following Closing. From and after the Closing, and notwithstanding anything herein or in any certificate delivered by the Foundation to the contrary, no recourse shall be had by or on behalf of NELnet against the Foundation, NEWCO or any of its or their affiliates on account of any business or other failure by NEWCO and no such recourse shall be had on account of any representation and warranty of the Foundation made herein proving to have been false or misleading in any respect as and when made unless the false or misleading representation and warranty either (i) is made under Section 4.1(a) hereof, or (ii) was caused directly by, or was the direct result of, fraud or willful misconduct on the part of the Foundation.

         7.8 Limited Rights Conveyed to NELnet. This Agreement conveys to NELnet only the Option and the right to enforce the Foundation's obligations hereunder, including the Foundation's covenants in Article V of this Agreement. NELnet shall not enjoy, by virtue of this Agreement or otherwise, any right to participate in or control the management or operations of NEWCO; provided that upon exercise of the Option and acquisition of Senior Stock NELnet shall have all the rights allowed by law to a holder of the Senior Stock.

         7.7 Notices. Except as otherwise expressly provided herein, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by overnight courier, two days after being sent by registered mail, return receipt requested, or when sent by telecopier (with receipt confirmed), provided, in the case of a telecopied notice, a copy is also sent by registered mail, return receipt requested, or by courier, addressed as follows (or to such other address as a party may designated by notice to the other):

         (a)      If to the Foundation:

                           Wendy Ault, President
                           One City Center, Suite 1110
                           Portland, Maine 04101
                           Telephone: 207/ 791-3621
                           Facsimile: (207) 773-4159

         (b)      If to NELnet:

                           Don Bouc, President
                           121 South 13th Street, Suite 301
                           Lincoln, Nebraska 68508
                           Telephone: (402) 458-2301
                           Facsimile: (402) 458-2399

         7.8 Hart-Scott-Rodino Compliance. The Parties agree to cooperate in complying with any filing or notification requirements imposed by law on either party in connection with, or as a condition to, exercising the Option or acquiring the Senior Stock pursuant to exercise of the Option, including without limitation any filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

             [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   Maine Educational Loan Marketing Corporation

                                     /s/  Wendy Ault
                                   ----------------------
                                   Wendy Ault, President

                                   NELnet, Inc.


                                     /s/ Don Bouc
                                   ----------------------
                                   Don Bouc, President